UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 17, 2009

Prospect Medical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32203	33-0564370
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10780 Santa Monica Boulevard Suite 400 Los Angeles, California		90025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 943-4500

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As disclosed in the Form 8-K filed by Prospect Medical Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on April 14, 2009 (the “Effective Date”), the Second Amended Chapter 11 Plan of Reorganization (the “Plan”) of Brotman Medical Center, Inc. (“Brotman”) became effective on that date.  The Company additionally disclosed in that Form 8-K that the Company increased its ownership interest in Brotman from 33.1% to 71.96% on the Effective Date in accordance with the terms of the Plan.  Despite the fact that the Company and the lenders under the Company’s first and second lien credit facilities had numerous discussions regarding the Company’s increased ownership and the benefits derived therefrom, on April 17, 2009, the Company received written notices from Bank of America, N.A., as the administrative agent (the “Administrative Agent”), that the lenders have deemed the Company in default of the credit facilities due to its increased ownership of Brotman.  While the lenders have not exercised any remedies in connection with such alleged default, the Administrative Agent, on behalf of the various lenders, has reserved the right to exercise all of its related rights and remedies under the credit facilities (including, without limitation, termination of the credit facilities).  In particular, in its written notices and in discussions with the Company, the Administrative Agent has alleged defaults of certain covenants and upcoming delivery requirements that are generally applicable to the Company’s “Subsidiaries,” as such term is defined and limited in the credit facilities.  The Company has disputed the existence of any such defaults and the characterization of those covenants and requirements as they relate to Brotman.  While the parties continue to engage in discussions seeking a resolution to this matter, there can be no assurance that this matter will be resolved on a basis favorable to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT MEDICAL HOLDINGS, INC.

April 23, 2009	By:	/s/ Mike Heather
Name: Mike Heather
Title: Chief Financial Officer